Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-203008) of PowerShares DB Multi-Sector Commodity Trust of our report dated February 26, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting of PowerShares DB Oil Fund, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 26, 2016